EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
December 2, 2024	(212) 441-6877
brian.finnegan@fhlbny.com

THE FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

RETIREMENT OF PRESIDENT AND CEO JOSÉ R. GONZÁLEZ;

BOARD APPOINTS RANDOLPH C. SNOOK AS SUCCESSOR

- José R. González to retire on April 4, 2025 after more than a decade leading the FHLBNY -

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) announced today that José R. González, president and Chief Executive Officer of the FHLBNY, will retire from the FHLBNY on April 4, 2025, and that Randolph C. Snook, Chief Executive Officer of the FHLBanks Office of Finance, has been named as his successor to the role.  Mr. Snook will join the FHLBNY on February 3, 2025, at which point he will assume the role of president and CEO and Mr. González will become Senior Advisor to aid in the transition period.

 “Leading the FHLBNY has been the greatest honor of my professional career,” said Mr. González. “Over the past 10 years, it has been a joy to come into work every day with the incredibly talented team at the FHLBNY to execute on our mission and provide reliable liquidity to our region’s local lenders.  I have worked closely with Randy over the past six years, and know that under his leadership, the FHLBNY will continue to thrive and deliver on our vital mission to the benefit of communities across our region.”

“Our Board and the entire cooperative are eternally grateful to José González for leading the FHLBNY for the past decade,” said Larry E. Thompson, Chairman of the Board of Directors of the FHLBNY. “Under José’s leadership, our cooperative has made significant investments in our people, our products and our technology, and has produced both record income and record contributions to our affordable housing and community development programs.  His steady hand guided the FHLBNY through the global COVID-19 pandemic and the March 2023 banking crisis, ensuring that our cooperative remained a stable and reliable source of liquidity during periods of significant market turmoil.  Most importantly, he leaves behind a collaborative and supportive culture, with a talented team committed to delivering on the FHLBNY’s foundational liquidity mission.”

Mr. González was appointed president and CEO of the FHLBNY on April 2, 2014, having previously served as its Executive Vice President since October 2023.  Prior to this, Mr. González served as Vice Chairman of the Board of Directors of the FHLBNY from 2008 through 2013, and as an elected industry director from 2004 through 2013.  In addition to record performance, under his leadership, the FHLBNY developed a number of voluntary programs to support housing and community development initiatives, including its Small Business Recovery Grant Program, Homebuyer Dream Program® Plus, and 0% Development Advance Program.  Mr. González has served key roles within the Federal Home Loan Bank System throughout his tenure at the FHLBNY, having first joined the board of the Council of Federal Home Loan Banks in 2008 while still a member of the FHLBNY Board.  He has been a member of the Federal Home Loan Bank System’s Bank Presidents Conference since 2014, having served as its Chair and, for more than three years, as Chair of its Public Policy & Legal Committee.  Mr. González has been a member of the Board of Directors of the Pentegra Defined Benefit Plan for Financial Institutions since July 2014 and has served as Vice Chair since January 2022.  He has also been a member of the Board of Directors of the Office of Finance of the Federal Home Loan Banks since April 2014 and Vice Chair since May 2021.

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“Randy Snook is an exceptional leader who will bring a great understanding of the importance and workings of the Federal Home Loan Banks to his new role,” said Mr. Thompson.  “Over the past six years, Randy has led the Office of Finance during periods of significant market turmoil and resulting record demands for Federal Home Loan Bank liquidity, and throughout that time, the Office of Finance has always delivered.  He will bring that same focus on reliability and execution to his role leading our cooperative, and our Board is very excited to welcome him to the FHLBNY.”

“I am thrilled and honored to join the Federal Home Loan Bank of New York as president and CEO,” said Mr. Snook. “In my role as CEO of the Office of Finance, I have seen firsthand how important the FHLBNY, and all the Federal Home Loan Banks, are to their members and the communities they serve, and I look forward to taking on the responsibility of executing on the FHLBNY’s vital mission.  I thank the Board for its confidence and this opportunity, and I thank José González for his leadership of this terrific cooperative and his support during the transition period.”

Mr. Snook has more than three decades of experience in the securities industry. He has served as the CEO of the Office of Finance since January 1, 2019.  From August 2005 to December 2018, Mr. Snook served as EVP Business Policy and Practices for the Securities Industry and Financial Markets Association (“SIFMA”).  Prior to joining SIFMA, Mr. Snook held several senior positions at Goldman Sachs, including co-head of the Credit Capital Markets New Issue Desk and co-head of the Corporate Bond Business Unit.  Mr. Snook holds a B.S. in Civil Engineering and an M.B.A., both from Rensselaer Polytechnic Institute.

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of September 30, 2024, the FHLBNY serves 338 financial institutions and housing associates in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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